EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of ARYx Therapeutics, Inc. for the registration of up to $50,000,000 of any combination of the securities described in this prospectus, either individually or in units, and to the incorporation by reference therein of our report dated March 29, 2010, with respect to the consolidated financial statements of ARYx Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Palo Alto, California

May 19, 2010